EXHIBIT 99.1


                      MERCER INTERNATIONAL INC. INTENDS TO
            RAISE APPROXIMATELY $65 MILLION THROUGH PRIVATE OFFERING


     NEW YORK,  May 8, 2003  -  Mercer International Inc. (Nasdaq: MERCS, Nasdaq
Europe: MERC GR, TSX: MRI.U) today announced its intention to make a private offering of convertible notes or equity related securities subject to market and other conditions. Mercer expects to raise approximately $65 million through the offering and intends to use the net proceeds to repay existing bridge debt and for general corporate purposes. The securities will be offered to qualified institutional buyers in reliance on Rule 144A and to certain buyers outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act").

     The securities to be offered have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offering would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT  MERCER  INTERNATIONAL  INC.

     Mercer International Inc. is a European pulp and paper manufacturing company.

--------------------
Contact:

     Mercer  International  Inc.
     Jimmy  S.H.  Lee, (41) 43  344-7070
                     or
     FD  Morgen-Walke
     Eric  Boyriven/Paul  Johnson,
     212/850-5600


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